Exhibit 99.1

FOR IMMEDIATE RELEASE
April 27, 2005

Contacts:	Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES

INCREASED FIRST QUARTER 2005 EARNINGS

HIGHLIGHTS

•	1st quarter earnings of $6.3 million, up 22% from $5.2 million for 1st quarter 2004.

•	1st quarter earnings per diluted share of $0.40, up 11% from 1st quarter 2004.

•	Total loans increased $305.3 million, up 27% from 1st quarter 2004, and 6% from December 31, 2004.

•	Total deposits of $1.87 billion, up 17% from 1st quarter 2004.

•	Improved credit quality; total nonperforming assets down 49% from 1st quarter 2004, and 19% from year-end 2004.

TACOMA, Washington—Columbia Banking System, Inc. (“Columbia”; Nasdaq: COLB) today announced earnings for the first quarter 2005 of $6.3 million, up 22% from $5.2 million for the first quarter of 2004. For the same periods, earnings per share increased to $0.40 per diluted share, an increase of 11% from $0.36 per diluted share one year ago. “We are pleased to see profitability continue to increase,” stated Melanie Dressel, President and Chief Executive Officer. “Our trend of improving earnings is a result of strong loan growth and rising short-term interest rates. The successful integration of Bank of Astoria and the expansion of our King County lending team, as well as organic loan growth, all contributed to our first quarter results.”

Ms. Dressel continued, “Our total loans for the first quarter reflected a $77.1 million increase, or 6%, from the fourth quarter of 2004, and an increase of $305.3 million, or 27%, from the first quarter 2004. The significant loan growth has occurred during the past two quarters throughout all the markets we serve. Because of the extraordinary opportunity presented with the addition of nine experienced commercial bankers from Washington Mutual Bank in the fourth quarter 2004 and the first quarter 2005, loan growth was higher than we normally would have expected.”

First quarter 2005 results reflect the financial consolidation of the Bank of Astoria, which was acquired in the fourth quarter of 2004; consequently, first quarter 2004 financial information does not include Bank of Astoria results. For comparison purposes to prior periods, the Bank of Astoria contributed $103.2 million in loans, $202.7 million in assets, and $148.5 million in deposits.

At March 31, 2005, Columbia’s average total assets were $2.22 billion, an increase of 25% from $1.78 billion at March 31, 2004. Average total loans were $1.41 billion at March 31, 2005, up 25% from $1.13 billion for the same period last year. Average total deposits increased $305.5 million to $1.86 billion during the first quarter of 2005, an increase of 20% from March 31, 2004. Most of the growth occurred in average core deposits, which were $1.38 billion at quarter-end 2005, up 24% from $1.11 billion at quarter-end 2004. Average core deposits were 74% of average total deposits at March 31, 2005, up from 71% of average total deposits for the same period last year.

Return on average assets and return on average equity for the first quarter 2005 were 1.15% and 12.37%, respectively, compared to 1.17% and 13.37%, respectively, for the first quarter of the prior year. The decrease in return on average equity was primarily due to the increase in shareholder equity related to the acquisition of the Bank of Astoria in the fourth quarter 2004. The efficiency ratio improved to 62.18% at March 31, 2005, compared to 63.36% for the same period in 2004.

First Quarter 2005 Operating Results

Net Interest Income

Net interest income increased $4.4 million, or 26%, in the first quarter 2005 compared to the first quarter 2004 due to loan growth and rising short-term interest rates. The increases in short-term rates had a positive impact on net interest income as over 40% of Columbia’s loans are tied to prime and other related indices, but the effect of these increases was partially offset by relatively lower long-term rates. The Company’s net interest margin increased to 4.35% in the first quarter 2005, compared with 4.25% in the first quarter 2004.

Average interest-earning assets increased to $2.04 billion, or 24%, during the first quarter of 2005, compared with $1.64 billion at the end of the first quarter 2004. The yield on average interest-earning assets increased 29 basis points to 5.59% at March 31, 2005, from 5.30% at March 31, 2004. Average interest-bearing liabilities increased 24% to $1.60 billion from $1.29 billion last year. The cost of average interest-bearing liabilities increased 27 basis points to 1.59% in the first quarter of 2005, compared to 1.32% in the first quarter of 2004.

Noninterest income

Total noninterest income for the first quarter 2005 increased to $5.7 million, or 11%, from $5.1 million a year ago. The increase in noninterest income during the first quarter of 2005 as compared to first quarter 2004 was due to merchant services income as well as service charges and other fees resulting from the growth in core deposits. Income from residential mortgage loan originations and refinancing activity continued its anticipated downward trend.

Noninterest expense

Noninterest expense for the first quarter of 2005 was $17.3 million, an increase of 20% from $14.3 million for the same period in 2004. This increase was primarily due to increased compensation and employee benefits related to the expansion in Columbia’s lending groups, volume-related merchant services processing expenses, as well as advertising and promotional expenses. As has historically been the case, many expenses such as those relating to advertising are heavily weighted to the first quarter.

The Company’s efficiency ratio was 62.18% for the first quarter 2005 compared with 63.36% for the same period in 2004. Ms. Dressel noted, “Although we did see a modest improvement in our efficiency ratio, it remains an area of concerted effort as we challenge ourselves to achieve in the longer term an efficiency ratio below 60%. While impacting our efficiency ratio in the shorter term, our investment in expanding our commercial lending team resulted in significant loan growth, building the foundation for longer term improvement.”

Nonperforming Assets and Loan Loss Provision

The Company made a loan loss provision of $890,000 for first quarter 2005, compared with $300,000 for first quarter 2004. The increase in the provision compared to the same period last year was primarily due to loan growth, which was up 27% from the first quarter of 2004, and 6% from the fourth quarter of 2004.

Columbia’s credit quality statistics continued to improve. The allowance for loan losses as a percentage of loans (excluding loans held for sale at each date) decreased to 1.40% at March 31, 2005 as compared to 1.46% at year-end 2004. Nonperforming assets decreased to $7.4 million or 0.51% of total period-end loans at March 31, 2005. This compared to $9.1 million, or 0.62%, at December 31, 2004 and $14.4 million, or 1.12%, at March 31, 2004. At quarter-end, the allowance for loan losses to nonperforming loans increased to 273% compared to 235% at December 31, 2004. For the quarters ended March 31, 2005 and 2004, net loan charge-offs amounted to $592,000 and $603,000, respectively. Ms. Dressel said, “We are maintaining a conservative approach to credit quality and will continue to prudently add to our loan loss allowance to ensure that we maintain adequate reserves as our loan totals grow.”

Expansion Activity

Ms. Dressel commented, “The acquisition of the Bank of Astoria and the expansion of our commercial lending team in 2004 added value to our organization. We are also continuing to look for opportunities to increase market share and extend our strong base of branches in the communities we serve. Our new University Place office, located just west of Tacoma, will open in May of this year. We have also found an excellent location in the downtown Puyallup area and will open a new office on Meridian Street during the 3rd quarter of 2005. As always, we strive to be the community bank in every community we serve, with our focus on building full relationships with our business customers, as well as the principals and employees of their businesses.”

Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria, which was acquired October 1, 2004. Columbia Bank is a Washington state-chartered full-service commercial bank with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PDT on April 27, 2005 at the Greater Tacoma Convention and Trade Center, 1500 Broadway, Tacoma, WA 98402.

###

Note Regarding Forward Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended March 31,
Unaudited (in thousands, except per share amounts)	2005	2004
Earnings
Net interest income	$21,301	$16,872
Provision for loan loss	890	300
Noninterest income	5,674	5,114
Noninterest expense	17,277	14,349
Net income	6,298	5,151
Per Share
Net income (basic)	$0.40	$0.36
Net income (diluted)	0.40	0.36
Averages
Total assets	$2,222,355	$1,776,056
Interest-earning assets	2,042,917	1,642,635
Loans	1,409,119	1,126,363
Securities	632,410	510,756
Deposits	1,864,610	1,559,140
Core deposits	1,378,695	1,108,794
Shareholders’ Equity	206,511	154,981
Financial Ratios
Return on average assets	1.15%	1.17%
Return on average equity	12.37	13.37
Net interest margin	4.35	4.25
Efficiency ratio (tax equivalent) (1)	62.18	63.36
Average equity to average assets	9.29	8.73

	March 31,		December 31,
	2005	2004	2004
Period end
Total assets	$2,243,739	$1,801,353	$2,177,550
Loans	1,436,820	1,131,531	1,359,743
Allowance for loan losses	20,179	19,958	19,881
Securities	619,140	508,046	642,759
Deposits	1,870,096	1,603,378	1,864,028
Core deposits	1,393,695	1,147,246	1,382,235
Shareholders’ equity	204,754	163,016	203,154
Book value per share	13.11	11.45	13.03
Nonperforming assets
Nonaccrual loans	$7,183	$12,715	$8,222
Restructured loans	205	0	227
Personal property owned	0	635	0
Real estate owned	0	1,056	680

Total nonperforming assets	$7,388	$14,406	$9,129

Nonperforming loans to period-end loans	0.51%	1.12%	0.62%
Nonperforming assets to period-end assets	0.33	0.80	0.42
Allowance for loan losses to period-end loans	1.40	1.76	1.46
Allowance for loan losses to nonperforming loans	273.13	156.96	235.31
Allowance for loan losses to nonperforming assets	273.13	138.54	217.78
Net loan charge-offs	$592 (2)	$603 (3)	$2,742	(4)

(1)	Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding nonrecurring income and expense, such as gains/losses on investment securities and net cost (gain) of OREO.

(2)	For the three months ended March 31, 2005.
(3)	For the three months ended March 31, 2004.
(4)	For the twelve months ended December 31, 2004.

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited (in thousands, except per share amounts)	Mar 31 2005	Dec 31 2004	Sept 30 2004	Jun 30 2004	Mar 31 2004
Earnings
Net interest income	$21,301	$20,528	$17,567	$16,976	$16,872
Provision for loan loss	890	445	250	0	300
Noninterest income	5,674	5,923	5,336	5,871	5,114
Noninterest expense	17,277	16,737	15,061	15,179	14,349
Net income	6,298	6,465	5,483	5,414	5,151

Per Share
Net income [basic]	0.40	0.42	0.38	0.38	0.36
Net income [diluted]	0.40	0.41	0.38	0.37	0.36

Averages
Total assets	$2,222,355	$2,154,285	$1,885,892	$1,858,082	$1,776,056
Interest-earning assets	2,042,917	1,973,690	1,742,778	1,716,825	1,642,635
Loans	1,409,119	1,320,260	1,147,746	1,150,611	1,126,363
Securities	632,410	650,411	550,203	498,553	510,756
Deposits	1,864,610	1,854,809	1,681,896	1,664,497	1,559,140
Core deposits	1,378,695	1,381,334	1,243,860	1,218,528	1,108,794
Shareholders’ Equity	206,511	201,934	162,133	158,331	154,981

Financial Ratios
Return on average assets	1.15%	1.19%	1.16%	1.17%	1.17%
Return on average equity	12.37	12.74	13.45	13.75	13.37
Net interest margin	4.35	4.26	4.13	4.10	4.25
Efficiency ratio (tax equivalent)	62.18	61.40	64.14	64.18	63.36
Average equity to average assets	9.29	9.37	8.60	8.52	8.73

Period end
Total assets	$2,243,739	$2,177,550	$1,936,048	$1,861,623	$1,801,353
Loans	1,436,820	1,359,743	1,165,340	1,130,508	1,131,531
Allowance for loan losses	20,179	19,881	19,927	19,769	19,958
Securities	619,140	642,759	608,939	487,407	508,046
Deposits	1,870,096	1,864,028	1,688,437	1,671,545	1,603,378
Core deposits	1,393,695	1,382,235	1,246,958	1,227,948	1,147,246
Shareholders’ equity	204,754	203,154	169,939	155,674	163,016
Book value per share	13.11	13.03	11.90	10.92	11.45

Nonperforming assets
Nonaccrual loans	$7,183	$8,222	$5,743	$5,255	$12,715
Restructured loans	205	227	239	251	0
Personal property owned	0	0	615	639	635
Real estate owned	0	680	680	781	1,056

Total nonperforming assets	$7,388	$9,129	$7,277	$6,926	$14,406

Nonperforming loans to period-end loans	0.51	0.62%	0.51%	0.49%	1.12%
Nonperforming assets to period-end assets	0.33%	0.42%	0.38%	0.37%	0.80%
Allowance for loan losses to period-end loans	1.40%	1.46%	1.71%	1.75%	1.76%
Allowance for loan losses to nonperforming loans	273.13%	235.31%	333.12%	359.04%	156.96%
Allowance for loan losses to nonperforming assets	273.13%	217.78%	273.84%	285.43%	138.54%

Net loan charge-offs	$592	$1,858	$92	$189	$603

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

Columbia Banking System, Inc.

(Unaudited)	Three Months Ended March 31,
(in thousands except per share)	2005	2004
Interest Income
Loans	$21,822	$16,049
Securities available for sale	5,723	5,039
Securities held to maturity	16	28
Deposits with banks	9	13

Total interest income	27,570	21,129

Interest Expense
Deposits	5,182	3,915
Federal Home Loan Bank advances	706	80
Long-term obligations	347	262
Other borrowings	34

Total interest expense	6,269	4,257

Net Interest Income	21,301	16,872
Provision for loan losses	890	300

Net interest income after provision for loan losses	20,411	16,572

Noninterest Income
Service charges and other fees	2,636	2,527
Mortgage banking	422	503
Merchant services fees	1,789	1,562
Gain (loss) on sale of investment securities, net		(6)
Bank owned life insurance (BOLI)	373	250
Other	454	278

Total noninterest income	5,674	5,114

Noninterest Expense
Compensation and employee benefits	9,268	7,786
Occupancy	2,332	2,086
Merchant processing	707	652
Advertising and promotion	504	271
Data processing	707	515
Legal & professional services	764	628
Taxes, licenses & fees	465	384
Net (gain) cost of other real estate owned	(2)	12
Other	2,532	2,015

Total noninterest expense	17,277	14,349

Income before income taxes	8,808	7,337
Provision for income taxes	2,510	2,186

Net Income	$6,298	$5,151

Net income per common share:
Basic	$0.40	$0.36
Diluted	0.40	0.36
Dividends paid per common share	0.07	0.05
Average number of common shares outstanding	15,606	14,147
Average number of diluted common shares outstanding	15,852	14,391

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited) (in thousands)			March 31, 2005	December 31, 2004
Assets
Cash and due from banks			$61,979	$54,287
Interest-earning deposits with banks			782	369

Total cash and cash equivalents			62,761	54,656

Securities available for sale at fair value (amortized cost of $609,998 and $627,519 respectively)			605,018	628,897
Securities held to maturity (fair value of $3,186 and $3,199 respectively)			3,102	3,101
Federal Home Loan Bank stock			11,020	10,761
Loans held for sale			9,205	6,019
Loans, net of unearned income of ($2,960) and ($2,839) respectively			1,436,820	1,359,743
Less: allowance for loan losses			20,179	19,881

Loans, net			1,416,641	1,339,862
Interest receivable			10,124	9,582
Premises and equipment, net			44,850	44,774
Real estate owned				680
Goodwill			29,723	29,723
Other assets			51,295	49,495

Total Assets			$2,243,739	$2,177,550

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing			$402,128	$392,173
Interest-bearing			1,467,968	1,471,855

Total deposits			1,870,096	1,864,028
Federal Home Loan Bank advances			128,000	68,700
Other borrowings			2,500	2,500
Long-term subordinated debt			22,262	22,246
Other liabilities			16,127	16,922

Total liabilities			2,038,985	1,974,396
Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding

	March 31, 2005	December 31, 2004
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	15,623	15,594	160,238	159,693
Retained earnings			47,758	42,552
Accumulated other comprehensive loss -
Unrealized gains (losses) on securities available for sale, net of tax			(3,242)	909

Total shareholders’ equity			204,754	203,154

Total Liabilities and Shareholders’ Equity			$2,243,739	$2,177,550